Exhibit 16.1





G. Brad Beckstead
Certified Public Accountant

3340 Wynn Road, Ste. B
Las Vegas, NV 89102
702.257.1984
702.362.0540 fax



April 9, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for PrimePlayer Incorporated (formerly Foxy Jewelry, Inc.) (the "Company") and reported on the financial statements of the Company for the years ended December 31, 1997 through 2001 and for the nine months ended September 30, 2002. Effective April 9, 2003, our appointment as principal accountants was terminated.

We have read the Company's statements included under Item 4 of its Form 8-K dated April 3, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors or that the firm Piercy Bowler Taylor & Kern was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

Very truly yours,


/s/ G. Brad Beckstead
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G. Brad Beckstead, CPA